UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 8, 2010
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

Supertel Hospitality, Inc. announced on March 8, 2010 that its 2009 results will be impacted by substantial non-cash impairment charges of approximately $24.1 million.  As a result of management’s decision in the fourth quarter to sell an additional 18 hotels, the company recorded impairment charges of approximately $12.4 million on 12 of these hotels.  Further, the company recorded impairment charges of approximately $10.9 million for six hotels where the expected period to be held was reduced from approximately 10 years to three years.  The non-cash impairment charge represents the excess of book value of the 18 hotels over their estimated fair value.  Through the 2009 third quarter, the company had announced non-cash impairment charges of approximately $843,000.

The company’s conclusion to recognize the non-cash impairment charges reflects management’s strategy to re-evaluate its hotels and the length of period the company anticipates holding its  properties based on new and  more stringent criteria, including a strategic review of debt service capability, estimated return on investment, and local market conditions.  As of December 31, 2009, following the re-evaluation, Supertel has 19 hotels classified as held for sale and listed in discontinued operations. At September 30, 2009, Supertel had three hotels classified as held for sale.  In the 2009 fourth quarter, two of these hotels were sold and an additional 18 were classified as held for sale.  The company plans to announce its fourth quarter and full-year 2009 earnings later in March.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.
99.1	Press release dated March 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: March 8, 2010	By: /s/ Kelly A. Walters
Name: Kelly A. Walters
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated March 8, 2010